Century Communities Reports Record Fourth Quarter and Full Year 2020 Results

- Net Income for the Quarter Increased 72% to a Record $91.8 Million or $2.72 per Diluted Share -

- Net New Home Contracts for the Quarter Increased 45% to 2,566 Homes -

-  Home Sales Revenues for the Quarter Increased 22% to a Company Record $946.8 Million -

- EBITDA for the Quarter Increased 87% to a Company Record $144.7 Million -

-  Full Year 2020 Revenues Increased 25% to a Company Record $3.2 Billion -

- Full Year Home Deliveries Increased 18% to a Company Record 9,453 Homes -

Greenwood Village, Colorado (February 4, 2021) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights Compared to Fourth Quarter 2019

•	Net income increased 72% to a Company record $91.8 million or $2.72 per diluted share
•	Home sales revenues increased 22% to a Company record $946.8 million
•	Deliveries grew to a Company record 2,826 homes, a 14% increase
•	Net new home contracts increased 45% to a fourth quarter record of 2,566 homes
•	Homes in backlog improved 66% to a fourth quarter record 3,439 homes valued at $1.3 billion
•	Pre-tax income improved 125% to a Company record $121.2 million
•	EBITDA increased 87% to a Company record $144.7 million
•	Net homebuilding debt to net capital improved to 27.2% from 45.2%
•	Quarter end total liquidity of $1.1 billion

Dale Francescon, Co-Chief Executive Officer, stated, “Our exceptional performance in the fourth quarter concludes an impressive year, reflecting our ongoing momentum and scale benefits, as we capitalized on vigorous housing market demand trends and achieved fourth quarter and full year records in many categories including net new contracts, home deliveries and home sales revenues, along with the highest quarterly and full year net income in our history. As we continue to increase the penetration within our high-growth markets, we expect to generate further operational efficiencies from our national platform which, coupled with robust price appreciation and continued demand, will drive top-line growth, expanded margins and increased profitability.”

Rob Francescon, Co-Chief Executive Officer, said, “We are confident our positive trajectory will continue as not only did our fourth quarter net new contracts increase 45% over last year but we have seen our sales pace accelerate, with December up 54% and January increasing 77%.  We are solidly positioned with a backlog of 3,439 sold homes, an increase of 66%, along with nearly 50,000 owned and controlled lots which will support further increases in deliveries, contracts and community count across our Century Communities and Century Complete brands. We’ve substantially strengthened our balance sheet, further improved our cash position, reduced our net debt-to-net-capital ratio to 27% and are well positioned to generate even higher returns to our shareholders.”

Fourth Quarter 2020 Results

Net income for the fourth quarter 2020 increased 72% to $91.8 million, or $2.72 per diluted share as compared to $53.4 million or $1.63 per diluted share for the prior year quarter.

Home sales revenues for the fourth quarter 2020 increased 22% to $946.8 million, compared to $775.7 million for the prior year quarter. The growth in home sales revenues was primarily due to a 14% increase in deliveries to 2,826 homes compared to 2,479 homes for the prior year quarter. Average sales price of home deliveries for the fourth quarter 2020 was  $335,000, compared to $312,900 in the prior year quarter, primarily due to our successful efforts in increasing sales prices of our homes and a higher proportion of deliveries from our Century Communities brand. Across all our markets in the fourth quarter, we were successful in raising prices in order to offset the increased materials costs we experienced.

Adjusted homebuilding gross margin percentage, excluding interest, was 23.0% in the fourth quarter of 2020, an improvement of 200 basis points, compared to 21.0% in the prior year quarter and on a sequential basis, an improvement of 300 basis points from 20.0% in the third quarter. Homebuilding gross margin percentage in the fourth quarter 2020 was 20.8%, as compared to 18.2% in the prior year quarter and 17.5% in the third quarter 2020. SG&A as a percent of home sales revenues improved 80 basis points to 10.1%, compared to 10.9% in the prior year quarter. On a sequential basis, SG&A as a percent of homes revenues improved 120 basis points from 11.3% in the third quarter.

Net new home contracts in the fourth quarter 2020 increased 45% to 2,566 homes, compared to 1,775 homes in the prior year quarter. At the end of the fourth quarter 2020, the Company had 3,439 homes in backlog, representing $1.3 billion of backlog dollar value, increases of 66% and 103%, respectively.

Financial services revenues increased to $35.8 million compared to $14.5 million in the prior year quarter, and financial services pretax income increased to $17.8 million from $4.7 million.

Full Year 2020 Results

Net income for the full year 2020 was $206.2 million, or $6.13 per diluted share compared to $113.0 million, or $3.62 per diluted share in the prior year.

Home sales revenues for 2020 increased 22% to $3.0 billion, compared to $2.5 billion for 2019. The increase in home sales revenues was primarily due to home deliveries increasing 18% to 9,453 homes. Average selling price of homes delivered in 2020 was $320,200, compared to $310,200 in the prior year.

Adjusted homebuilding gross margin percentage, excluding interest, impairments and purchase price accounting, was 20.8% in 2020 compared to 20.3% in the prior year. Homebuilding gross margin percentage was 18.4%, compared to 17.7% in 2019. SG&A as a percent of home sales revenues decreased 90 basis points to 11.3% compared to 12.2% the prior year.

Net new home contracts in 2020 increased to 10,822 homes, an increase of 38%, compared to 7,861 homes in the prior year, primarily attributable to an increased absorption pace.

Financial services generated pre-tax income of $48.5 million in the full year 2020 as compared to $10.7 million in the prior year.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.3 billion of stockholders’ equity, $417 million of cash and $1.1 billion of total liquidity.

As of December  31, 2020, net homebuilding debt to net capital decreased to 27.2%, a reduction of 1,800 basis points from 45.2% in the prior year quarter and a sequential reduction of 570 basis points from 32.9%  at the end of third quarter of 2020.

Full Year 2021 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “Our recent performance demonstrates the resiliency of our business and proven ability to execute. We remain encouraged by the strength and health of the housing market and as such, are introducing full year guidance of deliveries in the range of 10,500 to 11,500 homes and homes sales revenues in the range of $3.3 billion to $3.8 billion.”

Conference Call

The Company will host a webcast and conference call on Thursday,  February 4, 2021 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2020 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 4, 2021, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13714670. A replay of the webcast will be available on the Company’s website.

About Century Communities:

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Offering new homes under the Century Communities and Century Complete brands, Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states across the U.S., and offers title, insurance and lending services in select markets through its Parkway Title, IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “will,” “may,” “potential,” “looking ahead,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2021, its intent to take certain actions to successfully navigate through the current COVID-19 crisis and the success of these actions on its future operating results. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, the potential impact of COVID-19 on the Company’s business, industry and broader economy, the ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenues
Home sales revenues	$946,803	$775,667	$3,027,167	$2,481,465
Land sales and other revenues	5,200	2,347	30,717	11,184
	952,003	778,014	3,057,884	2,492,649
Financial services revenue	35,775	14,528	103,308	43,262
Total revenues	987,778	792,542	3,161,192	2,535,911
Homebuilding Cost of Revenues
Cost of home sales revenues	(749,587)	(632,722)	(2,468,133)	(2,040,241)
Cost of land sales and other revenues	(3,332)	(2,015)	(21,929)	(8,130)
	(752,919)	(634,737)	(2,490,062)	(2,048,371)
Financial services costs	(17,956)	(9,825)	(54,797)	(32,575)
Selling, general, and administrative	(95,580)	(84,538)	(341,710)	(301,525)
Loss on debt extinguishment	—	—	—	(10,832)
Inventory impairment and other	(481)	(4,783)	(2,172)	(4,783)
Other income (expense)	322	(4,691)	(2,211)	(5,190)
Income before income tax expense	121,164	53,968	270,240	132,635
Income tax expense	(29,347)	(610)	(64,083)	(19,641)
Net income	$91,817	$53,358	$206,157	$112,994

Earnings per share:
Basic	$2.75	$1.65	$6.19	$3.66
Diluted	$2.72	$1.63	$6.13	$3.62
Weighted average common shares outstanding:
Basic	33,350,633	32,392,398	33,312,554	30,886,382
Diluted	33,806,462	32,807,678	33,610,098	31,186,952

Century Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$394,001	$55,436
Cash held in escrow	23,149	35,308
Accounts receivable	21,781	27,438
Inventories	1,929,664	1,995,549
Mortgage loans held for sale	282,639	185,246
Prepaid expenses and other assets	122,630	124,008
Property and equipment, net	28,384	35,998
Deferred tax assets, net	12,450	10,589
Goodwill	30,395	30,395
Total assets	$2,845,093	$2,499,967
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$107,712	$84,794
Accrued expenses and other liabilities	302,751	213,975
Notes payable	894,875	896,704
Revolving line of credit	—	68,700
Mortgage repurchase facilities	259,050	174,095
Total liabilities	1,564,388	1,438,268
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,350,633 and 33,067,375 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	334	331
Additional paid-in capital	697,200	684,354
Retained earnings	583,171	377,014
Total stockholders' equity	1,280,705	1,061,699
Total liabilities and stockholders' equity	$2,845,093	$2,499,967

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended
	December 31,
	2020	2019	% Change
West	331	246	34.6%
Mountain	648	347	86.7%
Texas	313	264	18.6%
Southeast	449	385	16.6%
Century Complete	825	533	54.8%
Total	2,566	1,775	44.6%

	Year ended
	December 31,
	2020	2019	% Change
West	1,526	1,013	50.6%
Mountain	2,389	1,637	45.9%
Texas	1,448	997	45.2%
Southeast	2,191	1,635	34.0%
Century Complete	3,268	2,579	26.7%
Total	10,822	7,861	37.7%

Home Deliveries

(dollars in thousands)

	Three months ended December 31,
	2020		2019		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	380	$517.4	346	$492.4	9.8%	5.1%
Mountain	646	443.2	497	435.0	30.0%	1.9%
Texas	387	262.9	277	260.2	39.7%	1.0%
Southeast	599	356.4	556	345.8	7.7%	3.1%
Century Complete	814	182.7	803	155.3	1.4%	17.6%
Total / Weighted Average	2,826	$335.0	2,479	$312.9	14.0%	7.1%

	Year ended December 31,
	2020		2019		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	1,242	$545.7	1,029	$519.3	20.7%	5.1%
Mountain	1,973	$424.8	1,665	$431.7	18.5%	(1.6)%
Texas	1,338	$251.8	903	$279.9	48.2%	(10.0)%
Southeast	1,903	$353.1	1,592	$344.3	19.5%	2.6%
Century Complete	2,997	$167.6	2,811	$152.0	6.6%	10.3%
Total / Weighted Average	9,453	$320.2	8,000	$310.2	18.2%	3.2%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of December 31,		Increase/(Decrease)
	2020	2019	Amount	% Change

West	17	15	2	13.3%
Mountain	38	37	1	2.7%
Texas	15	20	(5)	(25.0)%
Southeast	26	45	(19)	(42.2)%
Century Complete	102	95	7	7.4%
Total	198	212	(14)	(6.6)%

Backlog

(dollars in thousands)

	December 31,
	2020			2019			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	486	$294,113	$605.2	202	$104,652	$518.1	140.6%	181.0%	16.8%
Mountain	789	365,328	$463.0	373	159,248	$426.9	111.5%	129.4%	8.5%
Texas	385	134,023	$348.1	275	72,906	$265.1	40.0%	83.8%	31.3%
Southeast	801	306,644	$382.8	513	186,307	$363.2	56.1%	64.6%	5.4%
Century Complete	978	194,094	$198.5	707	114,638	$162.1	38.3%	69.3%	22.5%
Total / Weighted Average	3,439	$1,294,202	$376.3	2,070	$637,751	$308.1	66.1%	102.9%	22.1%

Lot Inventory

	December 31,
	2020			2019			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,266	3,392	6,658	3,133	1,413	4,546	4.2%	140.1%	46.5%
Mountain	7,951	5,910	13,861	4,771	7,949	12,720	66.7%	(25.7)%	9.0%
Texas	3,035	5,873	8,908	3,326	2,278	5,604	(8.7)%	157.8%	59.0%
Southeast	3,076	6,389	9,465	4,160	3,827	7,987	(26.1)%	66.9%	18.5%
Century Complete	3,473	7,600	11,073	3,324	4,761	8,085	4.5%	59.6%	37.0%
Total	20,801	29,164	49,965	18,714	20,228	38,942	11.2%	44.2%	28.3%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) are non-GAAP financial measures that we believe are useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of loss on debt extinguishment, inventory impairment, restructuring costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Numerator
Net income	$91,817	$53,358	$206,157	$112,994
Denominator
Weighted average common shares outstanding - basic	33,350,633	32,392,398	33,312,554	30,886,382
Dilutive effect of restricted stock units	455,829	415,280	297,544	300,570
Weighted average common shares outstanding - diluted	33,806,462	32,807,678	33,610,098	31,186,952
Earnings per share:
Basic	$2.75	$1.65	$6.19	$3.66
Diluted	$2.72	$1.63	$6.13	$3.62

Adjusted earnings per share
Numerator
Income before income tax expense	$121,164	$53,968	$270,240	$132,635
Restructuring costs	-	-	1,584	-
Loss on debt extinguishment	-	-	-	10,832
Inventory impairment and other	481	4,783	2,172	4,783
Purchase price accounting for acquired work in process inventory	-	-	-	1,724
Adjusted income before income tax expense	121,645	58,751	273,996	149,974
Adjusted income tax expense(1)	(28,846)	(9,400)	(64,974)	(23,803)
Adjusted net income	92,799	49,351	209,022	126,171

Denominator - Diluted	33,806,462	32,807,678	33,610,098	31,186,952

Adjusted diluted earnings per share	$2.75	$1.50	$6.22	$4.05

(1)

The tax rate used in calculating adjusted net income for the years ended December 31, 2020 was 23.7%,  which is reflective of the Company’s GAAP tax rate for the applicable period, as adjusted for certain discrete items. For the year ended December 31, 2019 our adjusted income tax expense of 15.9% is reflective of our statutory income tax rate adjusted for permanent differences between our taxable income and our income before income taxes as reported under GAAP, including the benefit of Federal Energy Credits of $17.3 million. For the three months ended December 31, 2020 and 2019 our adjusted income tax expense is reflective of our full year effective tax rate of approximately 24% and 16% applied to adjusted income before income tax expense.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding impairment, interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment, indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three months ended December 31,
	2020	%	2019	%

Home sales revenues	$946,803	100.0%	$775,667	100.0%
Cost of home sales revenues	(749,587)	(79.2)%	(632,722)	(81.6)%
Inventory impairment	(481)	(0.1)%	(1,993)	(0.3)%
Gross margin from home sales	196,735	20.8%	140,952	18.2%
Add: Inventory impairment	481	0.1%	1,993	0.3%
Add: Interest in cost of home sales revenues	20,573	2.2%	19,651	2.5%
Adjusted homebuilding gross margin excluding interest and inventory impairment	217,789	23.0%	162,596	21.0%
Add: Purchase price accounting for acquired work in process inventory	—	—%	—	—%
Adjusted homebuilding gross margin excluding interest, inventory impairment and purchase price accounting for acquired work in process inventory	$217,789	23.0%	$162,596	21.0%

	Year ended December 31,
	2020	%	2019	%

Home sales revenues	$3,027,167	100.0%	$2,481,465	100.0%
Cost of home sales revenues	(2,468,133)	(81.5)%	(2,040,241)	(82.2)%
Inventory impairment	(2,172)	(0.1)%	(1,993)	(0.1)%
Gross margin from home sales	556,862	18.4%	439,231	17.7%
Add: Inventory impairment	2,172	0.1%	1,993	0.1%
Add: Interest in cost of home sales revenues	72,002	2.4%	61,150	2.5%
Adjusted homebuilding gross margin excluding interest and inventory impairment	631,036	20.8%	502,374	20.2%
Add: Purchase price accounting for acquired work in process inventory	—	—%	1,724	0.1%
Adjusted homebuilding gross margin excluding interest, inventory impairment and purchase price accounting for acquired work in process inventory	$631,036	20.8%	$504,098	20.3%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) loss on debt extinguishment, (v) inventory impairment and other, (vi) depreciation and amortization expense, and (vii) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three months ended December 31,			Year ended December 31,
	2020	2019	% Change	2020	2019	% Change
Net income	$91,817	$53,358	72.1%	$206,157	$112,994	82.4%
Income tax expense	29,347	610	4,711.0%	64,083	19,641	226.3%
Interest in cost of home sales revenues	20,573	19,651	4.7%	72,002	61,150	17.7%
Interest expense (income)	(112)	—	NM	(1,141)	16	(7,231.3)%
Depreciation and amortization expense	3,053	3,589	(14.9)%	13,141	13,382	(1.8)%
EBITDA	144,678	77,208	87.4%	354,242	207,183	71.0%
Loss on debt extinguishment	—	—	NM	—	10,832	NM
Inventory impairment and other	481	4,783	(89.9)%	2,172	4,783	(54.6)%
Purchase price accounting for acquired work in process inventory	—	—	NM	—	1,724	NM
Adjusted EBITDA	$145,159	$81,991	77.0%	$356,414	$224,522	58.7%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (notes payable and revolving line of credit less cash and cash equivalents and cash held in escrow) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	December 31,	December 31,
	2020	2019
Total homebuilding debt	$894,875	$965,404
Total stockholders' equity	1,280,705	1,061,699
Total capital	$2,175,580	$2,027,103
Homebuilding debt to capital	41.1%	47.6%

Total homebuilding debt	$894,875	$965,404
Cash and cash equivalents	(394,001)	(55,436)
Cash held in escrow	(23,149)	(35,308)
Net homebuilding debt	$477,725	$874,660
Total stockholders' equity	1,280,705	1,061,699
Net capital	$1,758,430	$1,936,359

Net homebuilding debt to net capital	27.2%	45.2%

Contact Information:

Hunter Wells, Vice President of Investor Relations

719-426-3520

Hunter.Wells@CenturyCommunities.com

Category:
Earnings